Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERISOURCEBERGEN CORPORATION

AmerisourceBergen Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of AmerisourceBergen Corporation (the “Corporation”), at a meeting held on November 14, 2013, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable, and directing that the amendment be submitted to the stockholders of the Corporation for consideration at the 2014 annual meeting of stockholders.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and  Restated Certificate of Incorporation of the Corporation be amended by changing Section 6.03 of Article VI so that this section will read as follows:

Section 6.03.  Stockholder Action.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.  Special meetings of the stockholders of the Corporation may be called only by (a) the Board pursuant to a resolution duly adopted by a majority of the members of the Board or (b) the stockholders of the Corporation holding at least 25% of the outstanding shares of Common Stock, subject to the procedures and other requirements set forth in the Bylaws.

SECOND:  That the amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, AmerisourceBergen Corporation has caused this certificate to be signed by Steven H. Collis, its Chief Executive Officer, this 6th day of March, 2014.

By:	/s/ Steven H. Collis
Name:	Steven H. Collis
Title:	Chief Executive Officer